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                                                               Exhibit 99
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              U.S. FOODSERVICE ANNOUNCES STOCK REPURCHASE PROGRAM

     COLUMBIA, MD, October 29/PRNewswire/ -- U.S. Foodservice (NYSE: USF) today announced that its Board of Directors has authorized the repurchase from time to time of up to 1,000,000 shares of its Common Stock on the open market or in privately negotiated transactions, or a combination of both. The shares subject to the repurchase program constitute approximately 1% of the Common Stock outstanding. The shares reacquired will be used to meet corporate requirements, including to satisfy the Company's obligations under its acquisition program and under its employee stock and benefit plans. The repurchase program will terminate upon the earlier of one year after this announcement or the date U.S. Foodservice has repurchased the 1,000,000 shares authorized under the program.

     Jim Miller, Chairman and Chief Executive Officer, stated, "In light of U.S. Foodservice's future obligations to issue stock for benefit plans, employee stock incentive plans and our acquisition program, the Board of Directors considers U.S. Foodservice stock to be an attractive investment, especially at current prices."

     U.S. Foodservice is one of the largest broadline foodservice distributors in the United States distributing food and related products to restaurants and institutional foodservice establishments across the continental United States. U.S. Foodservice markets and distributes more than 44,000 national, private label and signature brand items to over 130,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools, and employs more than 13,000 foodservice professionals. U.S. Foodservice's diverse customer base encompasses both independent and chain businesses.